Conformed



           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549


                               Form 8-K



                            CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934




Date of Report (date of earliest event reported) November 21, 1996




                      Beneficial Corporation
        (Exact name of registrant as specified in its charter)



        Delaware                1-1177             51-0003820
(State or other jurisdic-    (Commission         (IRS Employer
tion of incorporation)       File Number)     Identification No.)


301 North Walnut Street, Wilmington, Delaware           19801
(Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code (302)425-2500


                            No Change
     (Former name or former address, if changed since last report)

Item 5.  Other Events.

          The following is the text of a press release of Beneficial Corporation issued on November 21, 1996:

            BENEFICIAL CORPORATION ANNOUNCES AUTHORIZATION
                       OF SHARE REPURCHASE PROGRAM


WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today announced that its Board of Directors has authorized the repurchase of up to
1.2 million shares of the Company's common stock. Such shares would be repurchased from time-to-time on the open market or in privately negotiated transactions at prices deemed appropriate by the Company. The Company has approximately 53.7 million shares currently outstanding, so that the authorization represents 2.2% of outstanding common shares. Repurchased shares will be placed in the Treasury and used for general corporate purposes.

Finn M. W. Caspersen, chairman and chief executive officer, commented, "We expect to receive upstream cash dividends from our insurance, commercial banking, and Canadian subsidiaries totaling more than $160 million before year-end. These significant dividends further liquify and strengthen our already strong balance sheet. Accordingly, this share repurchase program is entirely consistent with our dual goals of both maximizing long-term total return to the shareholders and maintaining both healthy credit ratings and strong relationships with our debt holders."

Beneficial Corporation is a $15 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland, and Germany.

                               SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BENEFICIAL CORPORATION
                                        (Registrant)



                              By /s/ Samuel F. McMillan
                                 Samuel F.  McMillan
                                 Senior Vice President
                                   and Treasurer

Dated:  November 21, 1996